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                                                                    Exhibit 21.1
                              List of Subsidiaries

Wyoming County Bank - chartered by the New York State Banking Department

The National Bank of Geneva - federally chartered by the Office of the Comptroller of Currency

Pavilion State Bank - chartered by the New York State Banking Department

First Tier Bank & Trust - chartered by the New York State Banking Department

Financial Institutions Services, Inc., a New York corporation

FI Group, Inc., a New York corporation